Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]

February 25, 2021
The Bank of N.T. Butterfield & Son Limited,
65 Front Street,
Hamilton, HM 12 Bermuda.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of (i) common shares (the “Common Shares”) of The Bank of N.T. Butterfield & Son Limited, a company incorporated under the laws of Bermuda (the “Company”), (ii) preference shares (the “Dollar Preference Shares”) of the Company, (iii) depositary shares (the “Depositary Shares”), (iv) debt securities, which may be senior obligations (the “Senior Debt Securities”) or subordinated obligations (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) of the Company, (v) warrants (the “Warrants”) of the Company, and (vi) units (the “Units” and together with the Common Shares, Dollar Preference Shares, Depositary Shares, Debt Securities and the Warrants, the “Securities”) of the Company, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:
(1)When the registration statement on Form F-3 relating to the Securities (the “Registration Statement”) has become effective under the Act, when the terms of the Subordinated Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture, dated May 24, 2018, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and included as Exhibit 4.3 to the Registration Statement (the “Subordinated Debt Securities Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Subordinated Debt Securities have been duly executed and authenticated in accordance with the Subordinated Debt Securities Indenture and issued and sold as contemplated in the Registration Statement, the Subordinated Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(2)When the Registration Statement has become effective under the Act, when the indenture relating to the Senior Debt Securities (the “Senior Debt Securities Indenture”) has been duly authorized, executed and delivered, when the terms of the Senior Debt Securities and of their issuance and sale have been duly established in conformity with the Senior Debt Securities Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Senior Debt Securities have been duly executed and authenticated in accordance with the Senior Debt Securities Indenture and issued and sold as contemplated in the Registration Statement, the Senior Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. For example, a state court in the State of New York rendering a judgment on a security would be required under Section 27 of the New York Judiciary Law to render such judgment in such foreign currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Bermuda, that each of the Subordinated Debt Securities Indenture and the Senior Debt Securities Indenture was or will be duly authorized, executed and delivered by the Company insofar as the laws of Bermuda are concerned, that all corporate action by the Company related to the Debt Securities was or will be duly authorized as a matter of Bermuda law, and that the Senior Debt Securities Indenture will be duly authorized, executed and delivered by the Trustee thereunder. With respect to all matters of Bermuda law, we note that you have received an opinion, dated the date hereof, of Conyers Dill & Pearman Limited.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Debt Securities or their offering and sale.
We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent investigation, that the Subordinated Debt Securities Indenture has been duly authorized, executed and delivered by the Trustee, and that the signatures on all documents examined by us are genuine.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP